As filed with the Securities and Exchange Commission on January 25, 2013
Registration Nos. 333-85609
_______________________________________________________________________________________________
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_________
POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-8
TO
FORM S-4
Registration Statement Under
The Securities Act Of 1933

DIAL GLOBAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	95-3980449 (I.R.S. Employee Identification Number)

220 West 42nd Street
New York, NY 10036
(212) 967-2888
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

1996 Incentive Stock Option Plan
1997 Stock Option Plan
Nonqualified Stock Option Agreements
(Full Title of Plan)
______________________

Spencer Brown
Principal Executive Officer
220 West 42nd Street
New York, NY 10036
(212) 967-2888
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, or Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 2 relates to the Post-Effective Amendment No. 1 on Form S-8 (Registration No. 333-85609) filed on September 22, 1999 (the “Form S-8 Registration Statement”) and the Form S-4 Registration Statement (Registration No. 333-85609) filed on August 20, 1999 (the “Form S-4 Registration Statement”), each filed by Dial Global, Inc. (the “Company”), which was formerly known as Westwood One, Inc..
The Company amended the Form S-4 Registration Statement by filing the Form S-8 Registration Statement relating to the sale of up to 3,062,729 shares of the Company's common stock issuable upon the exercise of options granted under the following stock option plans of Metro Networks, Inc. ("Metro"):

•	1996 Incentive Stock Option Plan;

•	1997 Stock Option Plan; and

•	Nonqualified Stock Option Agreements
On September 22, 1999, Copter Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Westwood ("Copter"), merged with and into Metro (the "Merger"), and Metro was the surviving corporation in the Merger. As a result of the Merger, each outstanding share of Metro common stock, with certain exceptions, was converted into the right to receive 1.5 shares of the Company's common stock. In addition, each outstanding option issued pursuant to the Metro stock option plans is no longer exercisable for shares of Metro common stock, but instead, constitutes an option to acquire, on the same terms and conditions as the option would have been exercisable for Metro common stock immediately prior to the consummation of the Merger, subject to certain exceptions, including that the non-employee director nonqualified stock options, which aggregate 70,000 shares, will immediately accelerate, that number of shares of the Company's common stock equal to the product of (x) the aggregate number of shares of Metro common stock for which such Metro stock option was exercisable and (y) 1.5, rounded down to the nearest whole share, if necessary.
The exercise price for each Metro option is equal to the exercise price immediately prior to the effective time of the Merger divided by 1.5, rounded up to the nearest whole cent, if necessary.
This Post-Effective Amendment No. 2 relates only to the shares of the Company's common stock issuable upon the exercise of options under the Metro stock option plans. This Post-Effective Amendment No. 2 hereby terminates the Form S-8 Registration Statement and removes from registration any securities registered thereby which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 25th day of January, 2013.

Dial Global, Inc. By:/s/ Spencer Brown
Name: Spencer Brown Title: Principal Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Neal A. Schore	Chairman of the Board	January 25, 2013
/s/ Spencer Brown	Principal Executive Officer and Director	January 25, 2013
/s/ Jean B. Clifton	Principal Financial Officer and Principal Accounting Officer	January 25, 2013
/s/ Andrew Salter	Vice Chairman of the Board	January 25, 2013
/s/ B. James Ford	Director	January 25, 2013
/s/ Jonathan I. Gimbel	Director	January 25, 2013
/s/ Jules Haimovitz	Director	January 25, 2013
/s/ H. Melvin Ming	Director	January 25, 2013
/s/ Peter E. Murphy	Director	January 25, 2013
/s/ Mark R. Stone	Director	January 25, 2013